Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM JAPAN OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

For Immediate Release

9 November 2009

OFFER

by

KRAFT FOODS INC.

for

CADBURY PLC

SUMMARY

•	Kraft Foods is pleased to announce the terms of an Offer for Cadbury

•	Kraft Foods will offer to acquire the whole of the issued and to be issued share capital of Cadbury as follows:

for each Cadbury Share	300 pence in cash
and
0.2589 New Kraft Foods Shares

for each Cadbury ADS	1,200 pence in cash
and
1.0356 New Kraft Foods Shares

•	The terms of Kraft Foods’ Offer reflect all publicly available information on Cadbury, including its recent interim management statement

•	The Offer represents a substantial premium to the unaffected share price of Cadbury

•	The Offer represents an attractive multiple of Cadbury’s underlying EBITDA

•	Kraft Foods’ current trading and prospects are strong

•	Kraft Foods’ estimated cost synergies have been carefully evaluated and are in line with precedent transactions, including Cadbury’s acquisition of Adams

•	Cadbury Shareholders will share in the benefits of a combination, including synergies, through the share element of the consideration

•	No other potential offeror has publicly declared its interest in acquiring Cadbury

•	Kraft Foods remains committed to maintaining a financially disciplined approach

Commenting on the Offer, Irene Rosenfeld, Chairman and CEO of Kraft Foods, said:

“We remain convinced of the strategic merits for both companies of combining Kraft Foods and Cadbury. We believe that our proposal offers the best immediate and long-term value for Cadbury’s shareholders and for the company itself compared with any other option currently available, including Cadbury remaining independent.”

This summary should be read in conjunction with the full text of the following announcement.

Enquiries:

Kraft Foods
Perry Yeatman	(Media)	+1 847 646 4538
Chris Jakubik	(Investors)	+1 847 646 5494

Lazard (lead financial adviser)
Jeffrey Rosen		+1 212 632 6000
Antonio Weiss		+1 212 632 6000
William Rucker		+44 20 7187 2000
Peter Kiernan		+44 20 7187 2000

Citigroup (corporate broking)
David James		+44 20 7986 4000

Deutsche Bank (corporate broking)
James Agnew		+44 20 7545 8000

Brunswick Group (public relations)
Richard Jacques		+44 20 7404 5959
Jonathan Glass		+44 20 7404 5959

Financial advisers:

Centerview Partners

Robert Pruzan

Citigroup

Leon Kalvaria

Deutsche Bank

Nigel Meek

Further information

This announcement will be available on Kraft Foods’ website (http://www.transactioninfo.com/kraftfoods/) by no later than 12 noon (London time) on 10 November 2009.

The conditions to which the Offer will be subject and certain further terms of the Offer are set out in Appendix I to this announcement. Appendix II to this announcement sets out the sources and bases of certain financial and other information contained in this announcement. Appendix III to this announcement sets out a summary of the new credit agreement referred to in paragraph 16 of this announcement. Appendix IV to this announcement contains definitions of certain expressions and terms used in this announcement.

Lazard & Co., Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Lazard & Co., Limited, nor for providing advice in relation to the Offer or any matters referred to herein.

Centerview Partners UK LLP, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Centerview Partners UK LLP, nor for providing advice in relation to the Offer or any matters referred to herein.

Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Citigroup Global Markets Limited, nor for providing advice in relation to the Offer or any matters referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority. Details about the extent of Deutsche Bank AG’s authorisation and regulation by the Financial Services Authority are available on request. Deutsche Bank AG is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to anyone other than Kraft Foods for providing the protections afforded to the clients of Deutsche Bank AG nor for providing advice in relation to the Offer or any other matters referred to herein.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise. The Offer will be made solely by the offer documentation, which will contain the full terms and conditions of the Offer, including details of how it may be accepted. This announcement is not a prospectus and investors should not subscribe for any New Kraft Foods Shares except on the basis of information in the Prospectus or the Registration Statement (as appropriate) which are proposed to be published and/or filed in due course. The New Kraft Foods Shares are not being offered to the public by means of this announcement.

This announcement has been prepared in accordance with English law and the Takeover Code and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the United States, and the availability of the Offer to Cadbury Shareholders who are not resident in the United Kingdom or the United States, may be affected by the laws or regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or the United States, or Cadbury Shareholders who are not resident in the United Kingdom or the United States, will need to inform themselves about, and observe, any applicable requirements. Unless otherwise determined by Kraft Foods or required by the Takeover Code and permitted by applicable law and regulation, copies of this announcement are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded or sent in, into or from Japan or any other Restricted Jurisdiction and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in, into or from any such jurisdiction. Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer may provide that New Kraft Foods Shares which would otherwise be issued to an accepting Cadbury Shareholder resident in a Restricted Jurisdiction may be sold, and the net proceeds of sale remitted to the accepting Cadbury Shareholder.

Kraft Foods reserves the right to elect, with the agreement of Cadbury and the consent of the Panel (where necessary), to implement the acquisition of Cadbury by way of a court-approved scheme of arrangement in accordance with Part 26 of the 2006 Act. In such event, the acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Offer.

Notice to US investors

This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for securities, nor is it a solicitation of any vote or approval in any jurisdiction, nor will there be any purchase or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law or regulation.

The Offer is being made for securities of a UK company and United States investors should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Takeover Code and UK disclosure requirements, format and style, all of which may differ from those in the United States. Cadbury’s financial statements, and all Cadbury financial information that is included in this announcement or that may be included in the Offer Document or any other documents relating to the Offer, have been or will be prepared in accordance with United Kingdom generally accepted accounting principles and/or International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

The Offer will be made in the United States pursuant to applicable US tender offer rules and otherwise in accordance with the requirements of the Takeover Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under US domestic tender offer procedures and law.

The receipt of cash and New Kraft Foods Shares pursuant to the Offer by a United States holder of Cadbury Shares may be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Cadbury Shares is urged to consult his independent professional adviser regarding the tax consequences of acceptance of the Offer.

Cadbury is incorporated under the laws of England and Wales. All or some of the directors of Cadbury are residents of countries other than the United States. As a result, it may not be possible for United States holders of Cadbury Shares to effect service of process within the United States upon Cadbury or such directors of Cadbury or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Cadbury or its officers or directors in a non-US court for violations of US securities laws.

Forward-looking statements

This announcement contains forward-looking statements regarding the Offer, expected future earnings, revenues, cost savings, operations, business trends and other such items, based on Kraft Foods’ plans, estimates and projections. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Kraft Foods, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, Kraft Foods’ ability to differentiate its products from retailer brands, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, Kraft Foods’ indebtedness and ability to pay its indebtedness, the shift in consumer preference to lower priced products, risks from operating outside the United States, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the combination, adverse effects on the market price of Kraft Foods’ Shares and on Kraft Foods’ operating results because of a failure to complete the combination, failure to realise the expected benefits of the combination, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the Combined Group following the combination. For additional information on these and other factors that could affect Kraft Foods’ forward-looking statements, see Kraft Foods’ filings with the SEC, including Kraft Foods’ most recently filed annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement except as required by applicable law or regulation.

Additional US-related information

Kraft Foods intends to file a registration statement and tender offer documents with the SEC in connection with the proposed combination. United States holders of Cadbury Shares and holders of Cadbury ADSs, wherever located, should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the combination, as they will contain important information. Those documents, when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Kraft Foods or of Cadbury, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Kraft Foods or of Cadbury, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Kraft Foods or of Cadbury by Kraft Foods or Cadbury, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM JAPAN OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

9 November 2009

OFFER

by

KRAFT FOODS INC.

for

CADBURY PLC

1.	Introduction

On 7 September 2009, Kraft Foods announced the terms of a possible offer for Cadbury. Since that date, Kraft Foods has continued to evaluate the benefits of a possible combination with Cadbury and has considered carefully all publicly available information, including Cadbury’s interim management statement released on 21 October 2009. In the light of this evaluation, Kraft Foods is pleased to announce the terms of an Offer to acquire the whole of the issued and to be issued share capital of Cadbury as set out below.

2.	The Offer

Under the Offer, which will be subject to the conditions and further terms set out in Appendix I to this announcement and those to be set out in the Offer Document and the Form of Acceptance, Cadbury Shareholders will be entitled to receive:

for each Cadbury Share	300 pence in cash
and
0.2589 New Kraft Foods Shares

for each Cadbury ADS	1,200 pence in cash
and
1.0356 New Kraft Foods Shares

Based on the closing share price of USD 26.78 per Kraft Foods Share on 6 November 2009, the Offer values each Cadbury Share at 717 pence and values the entire issued share capital of Cadbury at approximately GBP 9.8 billion (based on an exchange rate of 1.6609 USD / GBP). All payments of cash will be made in pounds sterling.

3.	The Offer represents a substantial premium

The Offer represents a substantial premium to the unaffected share price of Cadbury. The Offer price equates to a premium of:

•	37 per cent. over Cadbury’s share price of 524 pence on 3 July 2009, prior to analyst suggestions regarding potential sector consolidation;

•

29 per cent. over Cadbury’s 90-day average share price of 555 pence in the period up to 4 September 2009, the last Business Day preceding the announcement by Kraft Foods of a possible offer for Cadbury; and

•	26 per cent. over Cadbury’s closing share price of 568 pence on 4 September 2009, the last Business Day preceding the announcement by Kraft Foods of a possible offer for Cadbury,

in each case based on the closing share price of USD 26.78 per Kraft Foods Share on 6 November 2009 and an exchange rate of 1.6609 USD / GBP.

4.	The Offer represents an attractive multiple

The Offer equates to:

•	a multiple of 28.9 times Cadbury’s diluted underlying earnings per share;(1) and

•	an enterprise value multiple of 13.9 times Cadbury’s underlying EBITDA,(1)

in each case based on the closing share price of USD 26.78 per Kraft Foods Share on 6 November 2009 and an exchange rate of 1.6609 USD / GBP.

Given Cadbury’s mix of businesses, there are no previous transactions which are perfectly comparable with Kraft Foods’ proposed acquisition of Cadbury. However, as highlighted by Cadbury at the time, Cadbury paid 12.8 times historical EBITDA for Adams in 2002. At the time of the Adams acquisition, the price to historical earnings ratios of the Dow Jones Industrial Average and the FTSE 100 were 22.4x and 18.4x respectively. They currently both stand at 17.4x, reflecting the significantly altered economic and stock market climates.

5.	Kraft Foods’ current trading and prospects are strong

On 3 November 2009, Kraft Foods released its Q3 report in which Kraft Foods delivered strong continued momentum in its underlying business. Organic revenue growth of 0.5 per cent. was driven by continuing improvements in volume/mix, despite the dampening impact of several strategic decisions made to improve the long-term prospects of Kraft Foods’ business. This volume/mix trend underpinned strong gains in margins and earnings per share, with a 470 basis point improvement in operating margins and a 62 per cent. rise in earnings per share from continuing operations, including a 9 cent, or 26 per cent., gain from operational sources. Kraft Foods also raised earnings per share and cash flow guidance for the year. Kraft Foods increased its guidance for 2009 diluted earnings per share to at least USD 1.97 versus the prior expectation of at least USD 1.93.(2) Continued momentum in cash flow performance reflected strong operational performance, with Kraft Foods raising its discretionary cash flow outlook for the year by USD 400 million to at least USD 3 billion.(2) Kraft Foods expects to achieve this guidance while continuing to increase investment behind its brands, with advertising and consumer marketing spending expected to grow to approximately 7 per cent. of sales from 6.7 per cent. of sales in 2008.

Kraft Foods believes that this performance provides further evidence of its long-term sustainable business model and the attractiveness to Cadbury Shareholders of holding Kraft Foods Shares. Should the combination with Cadbury be completed, Kraft Foods would expect to revise its long-term growth targets to 5+ per cent. for revenue and 9-11 per cent. for earnings per share, from its previously announced 4+ per cent. and 7-9 per cent. respectively.(3)

6.	Kraft Foods’ estimated synergies have been carefully evaluated and are in line with precedent transactions

Kraft Foods’ previously announced estimated pre-tax annual cost savings of at least USD 625 million* are expected to be achieved over and above the current performance improvement programmes at each of Kraft Foods and Cadbury (including Cadbury’s Vision into Action (“VIA”) programme). Kraft Foods believes that, as both companies have been actively rationalising their cost bases over the last few years, the most easily achieved cost saving initiatives have already been implemented and VIA represents a significant cost cutting programme in its own right. Further, Kraft Foods will take on the risks associated with delivering the remaining margin improvement associated with VIA.

Notwithstanding this, the expected cost savings have been carefully evaluated, are in line with other relevant transactions and are greater, as a percentage of revenues, than the 6.5 per cent. estimated by Cadbury at the time it announced its acquisition of Adams in December 2002.

Cadbury has since stated that it achieved synergies representing 14 per cent. of revenues from its acquisition of Adams. It should be noted that this level of synergies was achieved approximately four years after the transaction was announced and includes revenue synergies equating to 6-7 per cent. of revenues.

Given the complementary nature of Kraft Foods and Cadbury, Kraft Foods believes that there is potential for meaningful revenue synergies from a combination of the two businesses. Such synergies will, however, take time to be realised and will require significant investments in distribution, marketing and product development.

Cadbury Shareholders who accept the Offer will be able to share in all synergies resulting from the combination of Kraft Foods and Cadbury through the Kraft Foods share component of the Offer.

* See section 10 below for further details of the estimated cost savings.

7.	Kraft Foods is a unique fit for Cadbury and is the only offeror

As set out more fully in “Background to and reasons for the Offer” below, Kraft Foods believes that Cadbury and Kraft Foods represent a uniquely complementary fit. Accordingly, Kraft Foods believes that it is the most logical acquiror of Cadbury. No other potential offeror has publicly declared its interest in acquiring Cadbury.

8.	Kraft Foods will remain financially disciplined

Kraft Foods will continue to maintain a disciplined approach with respect to an acquisition of Cadbury in line with four key criteria:

•

accretion to earnings in the second year following completion on a cash basis(3) (which excludes the one-time expenses related to the transaction and the impact of non-cash items such as the amortisation of intangibles after acquisition);

•	a return on investment in excess of Kraft Foods’ cost of capital within an acceptable timeframe; (3)

•	retention of Kraft Foods’ investment-grade credit rating; and

•	maintenance of Kraft Foods’ dividend.

9.	Background to and reasons for the Offer

Over the past three years, Kraft Foods has built strong operating and financial momentum. Among other actions, Kraft Foods has strengthened its senior leadership team, decentralised and empowered its business units, invested in its core brands, built upon its scale in the marketplace and improved product quality.

As a result of the above actions, Kraft Foods is now in a position to pursue its long-term strategy from a position of strength. Four priorities have shaped this strategy:

•

focusing on growth categories to transform Kraft Foods into a leading snack, confectionery and quick meals company. This is being achieved through exiting lower-growth, lower-margin businesses and reinvigorating high cash flow businesses to fund growth;

•	expanding its footprint in rapidly growing developing markets to benefit from trading up by consumers and achieving the scale to establish cost-efficient infrastructure in key geographies;

•	increasing its presence in the instant consumption channels as they continue to gain share versus grocery channels in the US and European Union; and

•	enhancing its margins by improving the portfolio mix and reducing costs while investing in quality.

Kraft Foods believes that a combination with Cadbury would accelerate the achievement of these priorities. Thus, the combination has compelling strategic and financial rationale for shareholders of both Kraft Foods and Cadbury.

Kraft Foods believes that a combination with Cadbury would build on a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world.

Combining the Kraft Foods and Cadbury businesses would create a global confectionery leader, with a portfolio including more than 40 confectionery brands, each with annual sales in excess of USD 100 million. Globally, the Combined Group would be number one in the chocolate and sugar confectionery segments and a strong number two in the high growth gum segment. Cadbury’s leading brands such as Cadbury, Trident and Halls, are highly complementary to Kraft Foods’ portfolio and would benefit from Kraft Foods’ global scope, scale and array of proprietary technologies and processes.

Kraft Foods believes that confectionery markets are consolidating and scale is becoming increasingly important, in part due to retailers’ increasing bargaining power, control of the supply chain and growing portfolio of their own retailer brands, which have benefited from the global economic climate. The combination of Kraft Foods and Cadbury provides the necessary scale to compete even more effectively in the confectionery sector.

As Kraft Foods’ customers grow and consolidate, Kraft Foods believes that there are benefits to growing along with them. This allows Kraft Foods to act as a stronger partner, creates efficiencies for both partners and maintains balance as the customers increase their scale.

Cadbury’s geographic footprint is complementary to that of Kraft Foods. Importantly, a combination would increase scale in developing markets for both companies. Kraft Foods’ operations in developing markets currently deliver revenues twice those of Cadbury. Kraft Foods’ businesses in Brazil, China and Russia are, in aggregate, about three times larger than Cadbury’s businesses in those countries. Conversely, Cadbury would provide Kraft Foods with a meaningful entry into India and South Africa and would be transformational in Mexico. The Combined Group would also have improved positions in several developed markets, such as France and Spain.

Kraft Foods’ and Cadbury’s routes to market are also highly complementary. Kraft Foods is particularly strong in the grocery channel in North America and Western Europe. Cadbury is well positioned in instant consumption channels, which have become increasingly important in both developed and developing markets. A combination provides an enhanced platform for the Combined Group to distribute both Cadbury’s and Kraft Foods’ products through both channels and creates an attractive opportunity for higher growth and margins.(3)

10.	Estimated cost savings

Kraft Foods believes a combination with Cadbury will provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. In addition, Kraft Foods believes there is a significant opportunity to realise pre-tax cost savings of at least USD 625 million annually.*

Kraft Foods expects that it will achieve the run-rate on these cost savings by the end of the third year following completion. Total one-off implementation cash costs of approximately USD 1.2 billion are expected to be incurred in the first three years following completion.*

The expected sources of the expected annual pre-tax cost savings of at least USD 625 million are:

•

potential operational cost savings of USD 300 million per annum resulting from efficiencies and economies of scale in the areas of procurement, manufacturing, customer service, logistics and research and development;

•	potential general and administrative cost savings of USD 200 million resulting from efficiencies in the areas of central, regional and country level administrative expenses; and

•	potential marketing and selling cost savings of USD 125 million resulting from efficiencies and economies of scale in the areas of marketing, media and selling expenses.

* The estimate of cost savings set out in this announcement was announced on 7 September 2009 and was reported on for the purposes of the Takeover Code by Ernst & Young LLP and by Lazard & Co., Limited. For copies of their reports, see the announcement released by Kraft Foods on 7 September 2009, available on Kraft Foods’ website (http://www.transactioninfo.com/kraftfoods/). There are various material assumptions underlying the cost savings estimate which might therefore be materially greater or less than that estimated. The estimate of cost savings should therefore be read in conjunction with Appendix II of the announcement released by Kraft Foods on 7 September 2009, which contains, among other information, certain key assumptions underlying the estimate.

11.	Further information on the Offer

Cadbury Shares are to be acquired pursuant to the Offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of this announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) on or after the date of this announcement. Accordingly, Kraft Foods reserves the right to reduce the Offer consideration, through an appropriate mechanism, in the event that any such dividends or distributions are declared.

The New Kraft Foods Shares will be issued credited as fully paid and will rank pari passu in all respects with the Kraft Foods Shares issued and outstanding at the time the New Kraft Foods Shares are issued pursuant to the Offer, including the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid by reference to a record date falling after the date on which the New Kraft Foods Shares are issued to relevant Cadbury Shareholders. The New Kraft Foods Shares will be registered under the US Securities Act and will be listed on the NYSE.

Fractions of New Kraft Foods Shares will not be allotted or issued to Cadbury Shareholders who accept the Offer but will be aggregated and sold in the market and the net proceeds of sale distributed (in pounds sterling) pro rata to Cadbury Shareholders entitled thereto.

Based on publicly available information, full acceptance of the Offer will result in the issue of approximately 369,174,324 New Kraft Foods Shares (assuming 1,425,934,044 issued and to be issued Cadbury Shares on the basis set out in Appendix II to this announcement), representing approximately 20.0 per cent. of the enlarged issued share capital of Kraft Foods following completion of the Offer.

12.	Mix and Match Facility

Under the terms of the Offer, Kraft Foods expects to make available a Mix and Match Facility to Cadbury Shareholders. Under the Mix and Match Facility, accepting Cadbury Shareholders may elect to vary the proportions in which they receive New Kraft Foods Shares and cash consideration, subject to off-setting elections being made by other Cadbury Shareholders. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis.

13.	Information on Kraft Foods

With origins dating back to 1903, Kraft Foods is the world’s second largest food company with revenues of USD 41,932 million and earnings from continuing operations before income taxes of USD 2,603 million in 2008.

Incorporated in the Commonwealth of Virginia, Kraft Foods is headquartered in Northfield, Illinois, United States of America. Kraft Foods has approximately 100,000 employees worldwide, who manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. Kraft Foods sells its products to consumers in approximately 150 countries. As at 31 December 2008, Kraft Foods had operations in more than 70 countries and made its products at 168 manufacturing and processing facilities worldwide. At 30 September 2009, Kraft Foods had net assets of USD 25,211 million and gross assets of USD 66,669 million.

Kraft Foods has a proven track record of successfully completing and integrating strategic combinations to build and grow iconic brands and multi-national businesses. These acquisitions include LU in 2007 and Nabisco in 2000.

Kraft Foods has been growing and developing well-loved brands, including: Terry’s, Milka, Côte d’Or and Toblerone chocolates; Oreo, Ritz and LU biscuits; Kenco, Maxwell House, Carte Noire and Jacobs coffees; and Dairylea and Philadelphia cheeses. Nine brands in Kraft Foods’ portfolio have annual revenues exceeding USD 1 billion and more than 50 brands have annual revenues greater than USD 100 million.

14.	Management, employees and locations

Kraft Foods believes that Cadbury and Kraft Foods represent a uniquely complementary fit and expects that the combination will enhance the Combined Group’s growth profile.(3) The combination will augment the world-class capabilities of both Kraft Foods and Cadbury by employing a “best of both” approach, from sales and marketing to distribution and management. In particular, Kraft Foods believes that the global business network of the Combined Group will create opportunities for talented Cadbury employees and managers.

Within the UK, Kraft Foods believes it will be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and invest in Bournville, thereby preserving UK manufacturing jobs.

In addition, Kraft Foods has given assurances to the directors of Cadbury that, on the Offer becoming or being declared wholly unconditional, the existing contractual employment rights, including pension rights, of all Cadbury Group employees will be fully safeguarded.

15.	Cadbury Share Schemes

The Offer will extend to any Cadbury Shares unconditionally allotted or issued before the Offer closes (or such earlier time as Kraft Foods may, subject to the rules of the Takeover Code, decide) as a result of the exercise of options or vesting of awards granted under any of the Cadbury Share Schemes. Appropriate proposals will be made in due course to holders of options and awards granted under the Cadbury Share Schemes.

16.	Financing the cash consideration

Kraft Foods is providing the cash consideration payable under the Offer from its own resources, some of the funds available from a new credit facility that has been arranged by a syndicate of banks and/or proceeds from alternative financing sources. A summary of the terms of the new credit facility is contained in Appendix III.

Lazard & Co., Limited, Centerview Partners UK LLP, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch are satisfied that sufficient resources are available to Kraft Foods to satisfy in full the cash consideration payable as a result of full acceptance of the Offer.

17.	Overseas shareholders

The availability of the Offer and of the New Kraft Foods Shares under the terms of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.

18.	Shareholder approval

In view of the size of the potential equity issuance by Kraft Foods in connection with the Offer, it is expected that Kraft Foods Shareholders will be required to approve the share issuance proposal. Accordingly, any required resolutions will be put to a special meeting of Kraft Foods Shareholders and will need to be approved by a simple majority of the votes cast, provided that the total number of votes cast represents a majority of the outstanding votes.

19.	Compulsory acquisition, de-listing and cancellation of trading

If the Offer becomes or is declared wholly unconditional, it is the intention of Kraft Foods, assuming it becomes so entitled, to acquire compulsorily any outstanding Cadbury Shares pursuant to the provisions of the 2006 Act, including any Cadbury Shares represented by Cadbury ADSs.

Following the Offer becoming or being declared wholly unconditional and sufficient acceptances being received, Kraft Foods intends to procure that Cadbury will apply for the cancellation of the listing of the Cadbury Shares on the Official List and trading on the London Stock Exchange for listed securities and the delisting of the Cadbury ADSs on the NYSE. De-listing is likely to reduce significantly the liquidity and marketability of any Cadbury Shares or Cadbury ADSs in respect of which the Offer has not been accepted.

Following the delisting of the Cadbury ADSs from the NYSE, Kraft Foods intends to procure that Cadbury files with the SEC a request that Cadbury’s reporting obligations under the US Exchange Act be terminated, if and when Cadbury is eligible to do so.

20.	General and documentation

The Offer will be on the terms and subject to the conditions set out in this announcement (including in Appendix I), and the full terms to be set out in the Offer Document and the Form of Acceptance. Relevant documentation will be sent to Cadbury Shareholders (other than certain overseas shareholders) and, for information purposes, to persons with information rights and to participants in the Cadbury Share Schemes, in due course.

In deciding whether or not to accept the Offer in respect of their Cadbury Shares, Cadbury Shareholders should consider the information contained in, and the procedures described in, such documentation.

21.	Disclosure of interests in Cadbury

Save as disclosed below, as at 5 November 2009, being the last practicable date prior to this announcement, neither Kraft Foods nor, so far as Kraft Foods is aware, any party deemed by the Panel to be acting in concert with Kraft Foods, has any interest in or right to subscribe for any Cadbury Shares or has any short positions (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell, or any delivery obligation or right to require any other person to purchase or take delivery in Cadbury Shares or has borrowed or lent any Cadbury Shares (save for any borrowed shares which have either been on-lent or sold):

Name	Number of Cadbury Shares	Number of Cadbury ADSs

Citigroup Global Markets Inc.	1,100 (short)	24,811 (short)

Kraft Foods Global, Inc. Master Retirement Trust	314,686

Hasim Salim (Director of PT Kraft Foods Company Indonesia)	588

Notes:

(1) In each case for the year ending 31 December 2008. Underlying EBITDA and diluted underlying earnings per share are calculated based on Cadbury’s definitions and include adjustments for restructuring costs, non-trading items, amortisation and impairment of acquisition intangibles, derivative accounting and any associated tax effect.

(2) The Profit Forecast was announced on 3 November 2009 and reported on pursuant to the Takeover Code by PricewaterhouseCoopers LLP and by Lazard & Co., Limited, Centerview Partners UK LLP, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch. For copies of their reports, see the Kraft Foods Q3 Results released by Kraft Foods on 3 November 2009, available on Kraft Foods’ website (www.kraftfoodscompany.com).

(3) Nothing in this announcement (other than the Profit Forecast) is intended to be a profit forecast and no other statement in this announcement should be interpreted to mean that the earnings per Kraft Foods Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

Enquiries:

Kraft Foods
Perry Yeatman	(Media)	+1 847 646 4538
Chris Jakubik	(Investors)	+1 847 646 5494

Lazard (lead financial adviser)
Jeffrey Rosen		+1 212 632 6000
Antonio Weiss		+1 212 632 6000
William Rucker		+44 20 7187 2000
Peter Kiernan		+44 20 7187 2000

Citigroup (corporate broking)
David James		+44 20 7986 4000

Deutsche Bank (corporate broking)
James Agnew		+44 20 7545 8000

Brunswick Group (public relations)
Richard Jacques		+44 20 7404 5959
Jonathan Glass		+44 20 7404 5959

Financial advisers:

Centerview Partners

Robert Pruzan

Citigroup

Leon Kalvaria

Deutsche Bank

Nigel Meek

Further information

This announcement will be available on Kraft Foods’ website (http://www.transactioninfo.com/kraftfoods/) by no later than 12 noon (London time) on 10 November 2009.

The conditions to which the Offer will be subject and certain further terms of the Offer are set out in Appendix I to this announcement. Appendix II to this announcement sets out the sources and bases of certain financial and other information contained in this announcement. Appendix III to this announcement sets out a summary of the new credit agreement referred to in paragraph 16 of this announcement. Appendix IV to this announcement contains definitions of certain expressions and terms used in this announcement.

Lazard & Co., Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Lazard & Co., Limited, nor for providing advice in relation to the Offer or any matters referred to herein.

Centerview Partners UK LLP, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Centerview Partners UK LLP, nor for providing advice in relation to the Offer or any matters referred to herein.

Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Citigroup Global Markets Limited, nor for providing advice in relation to the Offer or any matters referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority. Details about the extent of Deutsche Bank AG’s authorisation and regulation by the Financial Services Authority are available on request. Deutsche Bank AG is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the contents of this announcement and the Offer and will not be responsible to anyone other than Kraft Foods for providing the protections afforded to the clients of Deutsche Bank AG nor for providing advice in relation to the Offer or any other matters referred to herein.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise. The Offer will be made solely by the offer documentation, which will contain the full terms and conditions of the Offer, including details of how it may be accepted. This announcement is not a prospectus and investors should not subscribe for any New Kraft Foods Shares except on the basis of information in the Prospectus or the Registration Statement (as appropriate) which are proposed to be published and/or filed in due course. The New Kraft Foods Shares are not being offered to the public by means of this announcement.

This announcement has been prepared in accordance with English law and the Takeover Code and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the United States, and the availability of the Offer to Cadbury Shareholders who are not resident in the United Kingdom or the United States, may be affected by the laws or regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or the United States, or Cadbury Shareholders who are not resident in the United Kingdom or the United States, will need to inform themselves about, and observe, any applicable requirements. Unless otherwise determined by Kraft Foods or required by the Takeover Code and permitted by applicable law and regulation, copies of this announcement are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded or sent in, into or from Japan or any other Restricted Jurisdiction and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in, into or from any such jurisdiction. Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or any other related document to any jurisdiction outside the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer may provide that New Kraft Foods Shares which would otherwise be issued to an accepting Cadbury Shareholder resident in a Restricted Jurisdiction may be sold, and the net proceeds of sale remitted to the accepting Cadbury Shareholder.

Kraft Foods reserves the right to elect, with the agreement of Cadbury and the consent of the Panel (where necessary), to implement the acquisition of Cadbury by way of a court-approved scheme of arrangement in accordance with Part 26 of the 2006 Act. In such event, the acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Offer.

Notice to US investors

This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for securities, nor is it a solicitation of any vote or approval in any jurisdiction, nor will there be any purchase or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law or regulation.

The Offer is being made for securities of a UK company and United States investors should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Takeover Code and UK disclosure requirements, format and style, all of which may differ from those in the United States. Cadbury’s financial statements, and all Cadbury financial information that is included in this announcement or that may be included in the Offer Document or any other documents relating to the Offer, have been or will be prepared in accordance with United Kingdom generally accepted accounting principles and/or International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

The Offer will be made in the United States pursuant to applicable US tender offer rules and otherwise in accordance with the requirements of the Takeover Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under US domestic tender offer procedures and law.

The receipt of cash and New Kraft Foods Shares pursuant to the Offer by a United States holder of Cadbury Shares may be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Cadbury Shares is urged to consult his independent professional adviser regarding the tax consequences of acceptance of the Offer.

Cadbury is incorporated under the laws of England and Wales. All or some of the directors of Cadbury are residents of countries other than the United States. As a result, it may not be possible for United States holders of Cadbury Shares to effect service of process within the United States upon Cadbury or such directors of Cadbury or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Cadbury or its officers or directors in a non-US court for violations of US securities laws.

Forward-looking statements

This announcement contains forward-looking statements regarding the Offer, expected future earnings, revenues, cost savings, operations, business trends and other such items, based on Kraft Foods’ plans, estimates and projections. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Kraft Foods, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, Kraft Foods’ ability to differentiate its products from retailer brands, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, Kraft Foods’ indebtedness and ability to pay its indebtedness, the shift in consumer preference to lower priced products, risks from operating outside the United States, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the combination, adverse effects on the market price of Kraft Foods’ Shares and on Kraft Foods’ operating results because of a failure to complete the combination, failure to realise the expected benefits of the combination, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the Combined Group following the combination. For additional information on these and other factors that could affect Kraft Foods’ forward-looking statements, see Kraft Foods’ filings with the SEC, including Kraft Foods’ most recently filed annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement except as required by applicable law or regulation.

Additional US-related information

Kraft Foods intends to file a registration statement and tender offer documents with the SEC in connection with the proposed combination. United States holders of Cadbury Shares and holders of Cadbury ADSs, wherever located, should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the combination, as they will contain important information. Those documents, when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Kraft Foods or of Cadbury, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Kraft Foods or of Cadbury, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Kraft Foods or of Cadbury by Kraft Foods or Cadbury, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

APPENDIX I: CONDITIONS AND CERTAIN FURTHER TERMS OF THE KRAFT FOODS OFFER

The Offer to be made by Kraft Foods will comply with the applicable rules and regulations of the Takeover Code and applicable US tender offer rules and will be governed by English law. In addition, it will be subject to the following conditions and to the terms and conditions set out in the Offer Document and in the Form of Acceptance.

1.	Conditions of the Offer

The Offer will be subject to the following conditions:

Acceptance Condition

(a)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as Kraft Foods may, subject to the rules of the Takeover Code or with the consent of the Panel, decide) in respect of not less than 90 per cent. (or such lower percentage as Kraft Foods may decide) of the Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) to which the Offer relates and of the voting rights attached to those shares, provided that this condition will not be satisfied unless Kraft Foods (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Cadbury, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Kraft Foods otherwise determines, this Condition 1(a) shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions 1(b) to 1(o) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived.

For the purposes of this condition:

(i)	Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue;

(ii)	Cadbury Shares that cease to be held in treasury are Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) to which the Offer relates; and

(iii)	the expression “Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) to which the Offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the 2006 Act;

Approval of Kraft Foods Shareholders

(b)	the passing at a shareholder meeting of Kraft Foods (or at any adjournment of the meeting) of all proposals that may be required under certain rules of the NYSE to approve the issuance of the New Kraft Foods Shares in connection with the Offer;

Listing on the NYSE

(c)	the New Kraft Foods Shares having been approved for listing, on the NYSE, and the Registration Statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the Registration Statement having been initiated by the SEC;

Intellectual Property

(d)	no circumstance having arisen or event having occurred in relation to any Intellectual Property owned, used or licensed by the Wider Cadbury Group or to any third parties, including:

(i)	any member of the Wider Cadbury Group losing its title to any Intellectual Property or any Intellectual Property owned by the Wider Cadbury Group being revoked, cancelled or declared invalid;

(ii)	any agreement regarding the use of any Intellectual Property licensed to or by any member of the Wider Cadbury Group being terminated or varied; or

(iii)	any claim being filed alleging that any member of the Wider Cadbury Group infringed the Intellectual Property rights of a third party or any member of the Wider Cadbury Group being found to have infringed the Intellectual Property rights of a third party, which, in any case, results or could result in the financial, trading position or prospects of the Wider Cadbury Group being materially prejudiced or adversely affected;

European Commission clearance

(e)	(i)	the European Commission making a decision, in terms satisfactory to Kraft Foods, that in connection with the proposed acquisition of Cadbury by Kraft Foods, or any matter arising therefrom, it will not initiate proceedings under Article 6(1)(c) of the Regulation;

(ii)	in the event that a request under Article 9(2) of the Regulation has been made by a European Union or EFTA state, the European Commission indicating, in terms satisfactory to Kraft Foods, that it does not intend to refer the proposed acquisition, or any aspect of the proposed acquisition, to a competent authority of such state in accordance with Article 9(3)(b) of the Regulation;

(iii)	in the event of a referral of the proposed acquisition, or any aspect of the proposed acquisition, to a competent authority of a European Union or EFTA state in accordance with Article 9(3)(b) of the Regulation, and in the event that Kraft Foods waives, in whole or in part, Condition (e)(ii) in relation to such referral, such competent authority adopting a decision or providing such other indication of its position as shall be satisfactory to Kraft Foods; and

(iv)	no indication having been made that a European Union or EFTA state may take any measure pursuant to Article 21(4) of the Regulation in relation to the proposed acquisition or any aspect of the proposed acquisition;

United States Hart-Scott-Rodino clearance

(f)	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer (including, without limitation, to its implementation and financing) and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Cadbury by any member of the Wider Kraft Foods Group;

General antitrust

(g)	no antitrust regulator or body having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might:

(i)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere or require amendment of the Offer or the acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group;

(ii)	require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Kraft Foods Group or by any member of the Wider Cadbury Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Kraft Foods Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Cadbury or on the ability of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Cadbury Group;

(iv)	require, prevent or delay a divestiture by any member of the Wider Kraft Foods Group of any shares or other securities (or the equivalent) in, any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

(v)	impose any limitation on the ability of any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Kraft Foods Group and/or the Wider Cadbury Group; or

(vi)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or body could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws or any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Cadbury Shares or otherwise intervene having expired, lapsed, or been terminated;

General regulatory

(h)	no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might:

(i)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere or require amendment of the Offer or the acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group;

(ii)	require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Kraft Foods Group or by any member of the Wider Cadbury Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Kraft Foods Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Cadbury or on the ability of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Cadbury Group;

(iv)	except pursuant to Chapter 3 of Part 28 of the 2006 Act, require any member of the Wider Kraft Foods Group or the Wider Cadbury Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Cadbury Group or any asset owned by any third party (other than in the implementation of the Offer);

(v)	require, prevent or delay a divestiture by any member of the Wider Kraft Foods Group of any shares or other securities (or the equivalent) in any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

(vi)	result in any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	impose any limitation on the ability of any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Kraft Foods Group and/or the Wider Cadbury Group; or

(viii)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Cadbury Shares or otherwise intervene having expired, lapsed, or been terminated;

No undertakings or assurances

(i)	no undertakings or assurances being sought from Kraft Foods, any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group by the Secretary of State for Business, Innovation and Skills, or any other third party, except on terms satisfactory to Kraft Foods;

Notifications, waiting periods and Authorisations

(j)

all notifications, filings or applications which are necessary or considered appropriate or desirable by Kraft Foods having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Offer or the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Cadbury or any other member of the Wider Cadbury Group by any member of the Wider Kraft Foods Group having been obtained in terms and in a form satisfactory to Kraft Foods from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Cadbury Group or the Wider Kraft Foods Group has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Wider Cadbury Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

Certain matters arising as a result of any arrangement, agreement etc.

(k)	except as fairly disclosed in the Cadbury Annual Report and Accounts or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before 9 November 2009, there being no provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Cadbury Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject or any event or circumstance which, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Kraft Foods Group of any shares or other securities in Cadbury or because of a change in the control or management of any member of the Wider Cadbury Group or otherwise, could or might reasonably be expected to result in:

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, or any grant available to any member of the Wider Cadbury Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)

the rights, liabilities, obligations, interests or business of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being or becoming capable of being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(iii)	any member of the Wider Cadbury Group ceasing to be able to carry on business under any name under which it presently carries on business;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider Cadbury Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Cadbury Group;

(v)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Cadbury Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(vi)	the value of, or the financial or trading position or prospects of, any member of the Wider Cadbury Group being prejudiced or adversely affected;

(vii)	the creation or acceleration of any liability (actual or contingent) by any member of the Wider Cadbury Group; or

(viii)	any liability of any member of the Wider Cadbury Group to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Cadbury Group is a party or by or to which any such member or any of its assets may be bound or be subject, would or might result in any events or circumstances as are referred to in Condition (k)(i) to (viii);

Certain events occurring since 31 December 2008

(l)	except as fairly disclosed in the Cadbury Annual Report and Accounts or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before 9 November 2009, no member of the Wider Cadbury Group having since 31 December 2008:

(i)	issued or agreed to issue, or authorised or proposed the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Cadbury Shares out of treasury (save, where relevant, as between Cadbury and wholly owned subsidiaries of Cadbury and save for the issue or transfer out of treasury of Cadbury Shares on the exercise of employee share options or vesting of employee share awards granted before 9 November 2009 in the ordinary course under the Cadbury Share Schemes);

(ii)	save for the final dividend of 11.1 pence per Cadbury Share in respect of the year ended 31 December 2008 and the interim dividend of 5.7 pence per Cadbury Share paid by Cadbury on 16 October 2009, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than to Cadbury or one of its wholly owned subsidiaries;

(iii)	merged with (by statutory merger or otherwise) or demerged from or acquired any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so;

(iv)	made, authorised, proposed or announced an intention to propose any change in its loan capital;

(v)	issued, authorised or proposed, or made any change in or to, the issue of any debentures or incurred or increased any indebtedness or become subject to any contingent liability;

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, unusual or onerous nature or which involves or could involve an obligation of such nature or magnitude;

(vii)	entered into or varied or made an offer (which remains open for acceptance) to vary the terms of any contract, commitment or arrangement with any director or senior executive of any member of the Wider Cadbury Group;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme, or other benefit relating to the employment or termination of employment of any employee of the Wider Cadbury Group;

(ix)

or, the trustees of the relevant pension scheme having (I) proposed, made or agreed to any significant change to: (a) the terms of the trust deeds, rules, policy or other governing documents constituting any pension scheme or other retirement or death benefit arrangement established for the directors, former directors, employees or former employees of any entity in the Wider Cadbury Group or their dependants (a “Relevant Pension Plan”); (b) the basis on which benefits accrue, pensions which are payable or the persons entitled to accrue or be paid benefits, under any Relevant Pension Plan; (c) the basis on which the liabilities of any Relevant Pension Plan are funded or valued; (d) the manner in which the assets of any Relevant Pension Plan are invested; (e) the basis or rate of employer contribution to a Relevant Pension Plan; or (II) entered into or proposed to enter into one or more bulk annuity contracts in relation to any Relevant Pension Plan; or (III) carried out any act: (a) which would or might lead to the commencement of the winding up of any Relevant Pension Plan; (b) which would or might create a material debt owed by an employer to any Relevant Pension Plan; (c) which would or might accelerate any obligation on any employer to fund or pay additional contributions to Relevant Pension Plan; or (d) which would or might give rise directly or indirectly to a liability in respect of a Relevant Pension Plan arising out of the operation of sections 38 to 56 inclusive of the Pensions Act 2004 in relation to the scheme;

(x)	changed the trustee or trustee directors or other fiduciary of any Relevant Pension Plan;

(xi)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities;

(xii)	implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the Offer);

(xiii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect of the matters mentioned in sub paragraph (i) above, made any other change to any part of its share capital;

(xiv)	had any claim made or threatened against it, or litigation, arbitration proceedings, prosecution or other legal proceedings commenced against it involving a claim of a material amount;

(xv)	waived, compromised or settled any claim;

(xvi)	made any alteration to its memorandum or articles of association or other incorporation documents;

(xvii)	taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, manager, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xviii)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xix)	entered into any contract, commitment, agreement or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

No adverse change, litigation, regulatory enquiry or similar

(m)	since 31 December 2008, and except as fairly disclosed in the Cadbury Annual Report and Accounts or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before 9 November 2009:

(i)	no adverse change having occurred, and no circumstance having arisen which would or might be expected to result in any adverse change, in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Cadbury Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against any member of the Wider Cadbury Group or to which any member of the Wider Cadbury Group is or may become a party (whether as claimant or defendant or otherwise) having been threatened, announced, instituted or remaining outstanding by, against or in respect of, any member of the Wider Cadbury Group;

(iii)	no enquiry, review investigation by any Third Party or other investigative body against or in respect of any member of the Wider Cadbury Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Cadbury Group;

(iv)	no contingent or other liability having arisen or become apparent or increased; and

(v)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Cadbury Group, which is necessary for the proper carrying on of its business;

No discovery of certain matters regarding information and liabilities

(n)	Kraft Foods not having discovered:

(i)	that any financial, business or other information concerning the Wider Cadbury Group publicly disclosed or disclosed to any member of the Wider Kraft Foods Group at any time by or on behalf of any member of the Wider Cadbury Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the Wider Cadbury Group is subject to any liability, contingent or otherwise, which is not disclosed in the Cadbury Annual Report and Accounts; or

(iii)	any information which affects the import of any information disclosed to Kraft Foods at any time by or on behalf of any member of the Wider Cadbury Group; and

No discovery of environmental issues

(o)	Kraft Foods not having discovered:

(i)	that any past or present member of the Wider Cadbury Group has not complied with all applicable legislation or regulations of any jurisdiction or any Authorisations relating to the storage, carriage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider Cadbury Group;

(ii)	that there has been a disposal, discharge, spillage, accumulation, leak, emission, release or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human health which (whether or not giving rise to non compliance with any law or regulation) would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Cadbury Group;

(iii)	that there is or is likely to be any liability (whether actual or contingent) or requirement to make good, remediate, repair, re-instate or clean up any property or asset currently or previously owned, occupied or made use of by any past or present member of the Wider Cadbury Group (or on its behalf), or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation, other legally binding requirement or order of any Third Party or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto;

(iv)	that circumstances exist (whether as a result of the making of the Offer or otherwise):

(I)	which would be likely to lead to any Third Party instituting; or

(II)	whereby any member of the Wider Kraft Foods Group or any present or past member of the Wider Cadbury Group would be likely to be required to institute,

an environmental audit or take any other steps which would in any such case be likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider Cadbury Group (or on its behalf) or by any person for which a member of the Wider Cadbury Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest; or

(v)	that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider Cadbury Group which claim or claims would be likely to affect any member of the Wider Cadbury Group.

2.	Waiver and amendment of Conditions

The Offer will lapse unless the Conditions have been determined by Kraft Foods in its reasonable opinion to have been and to remain satisfied, fulfilled or, if capable of waiver, waived by 1.00 p.m. on the first closing date of the Offer or such later time and/or date as Kraft Foods may determine in accordance with the Takeover Code or with the consent of the Panel.

Unless Kraft Foods otherwise determines, the acceptance condition in Condition 1(a) shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions 1(b) to 1(o) inclusive shall have been either satisfied, fulfilled or, to the extent permitted, waived. Kraft Foods reserves the right to waive in whole or in part all or any of Conditions 1(d) to 1(o) inclusive. Kraft Foods is under no obligation to waive or determine to be, or treat as, fulfilled, any of these Conditions by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If Kraft Foods is required by the Panel to make an offer for Cadbury Shares under the provisions of Rule 9 of the Takeover Code, Kraft Foods may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

Kraft Foods reserves the right, subject to the consent of the Panel, to extend the time allowed under the rules of the Takeover Code for satisfaction of the acceptance condition in Condition 1(a) and accordingly for the satisfaction, fulfilment or, where permitted, waiver of the other Conditions, and thus to extend the duration of the Initial Offer Period.

3.	Certain further terms of the Offer

The Offer will lapse if the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(3)(b) of that Regulation and there is a subsequent reference to the Competition Commission, in either case before 1.00 p.m. (London time) on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later. If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Cadbury Shareholders and Kraft Foods will cease to be bound by Forms of Acceptance submitted before the time when the Offer lapses.

Kraft Foods reserves the right to elect, with the agreement of Cadbury and the consent of the Panel (where necessary), to implement the acquisition of Cadbury by way of a court-approved scheme of arrangement in accordance with Part 26 of the 2006 Act. In such event, the acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Offer.

APPENDIX II: SOURCES AND BASES

(a)	Unless otherwise stated, financial and other information concerning Cadbury and Kraft Foods has been extracted from published sources or from Kraft Foods’ management sources.

(b)	The Kraft Foods and Cadbury market position information contained in this announcement has been sourced from Euromonitor IMIS 2008 Value Shares and Euromonitor IMIS 2008 Value Share/Positions reports or has been extracted from Kraft Foods’ internal analysis based on Reuters reports, peer company annual reports and other public filings.

(c)	In relation to Cadbury’s acquisition of Adams, the 12.8 times historical EBITDA that Cadbury paid for Adams is sourced from Cadbury’s press release (dated 17 December 2002). The 6.5 per cent. cost-savings as a percentage of revenues is sourced from Cadbury’s press release (dated 17 December 2002). The synergies of 14 per cent., the timing of their achievement and the 6-7 per cent. of revenue synergies are based on Cadbury’s press release of 12 September 2009 and comments given by Todd Stitzer, the Cadbury CEO, as quoted by Reuters News (23 September 2009).

(d)	The value attributed to Cadbury’s issued share capital is based upon 1,371,378,484 Cadbury Shares in issue as announced by Cadbury on 6 November 2009 for the purpose of Rule 2.10 of the Takeover Code.

(e)

Cadbury’s issued and to be issued share capital is based upon 1,371,378,484 Cadbury Shares in issue as announced by Cadbury on 6 November 2009 for the purposes of Rule 2.10 of the Takeover Code and 54,555,560 Cadbury Shares that could be issued to satisfy the exercise of options and awards under the Cadbury Share Schemes (assumed for these purposes only to be equal to (1) the number of options outstanding (45,080,521) as at 31 December 2008, (2) 2,251,218 LTIP awards held by Cadbury directors and members of the Cadbury chief executive’s committee (together, (“Senior Executives”) as at 31 December 2008, (3) 824,391 LTIP awards granted to other Cadbury employees during 2008, (4) 1,479,771 BSRP performance-related awards held by Senior Executives as at 31 December 2008 or to be granted to Senior Executives in respect of 2008, (5) 72,494 BSRP performance-related awards granted to other Cadbury employees during 2008, (6) 2,895,265 basic BSRP awards granted in 2008 and (7) 1,951,900 ISAP awards granted to other Cadbury employees during 2008). All these figures are as set out, or otherwise derived from information contained in, the Cadbury Annual Report and Accounts. The Cadbury issued and to be issued share capital figure assumed for these purposes does not take into account any Cadbury Shares subject to other awards outstanding under the Cadbury Share Schemes as at 31 December 2008 or any other Cadbury Shares that could arise in respect of options or awards granted since 31 December 2008.

(f)	The stated share prices of Cadbury are based on the closing middle-market price provided by the London Stock Exchange.

(g)	Information in relation to the average price per Cadbury Share over the 90-day period ended 4 September 2009 is for the period from 8 June 2009 up to and including 4 September 2009 (only trading days are included in the average).

(h)	The stated exchange rate of USD 1.6609 : GBP 1 is the closing USD / GBP quoted by WM / Reuters on 6 November 2009, the last Business Day preceding this announcement.

(i)	The share price of Kraft Foods is based on the closing price provided by the NYSE on 6 November 2009, the last Business Day preceding this announcement.

(j)	The stated Offer earnings multiple of 28.9 times is based on:

(i)	the diluted underlying earnings per share of 24.8 pence as given in the Cadbury Annual Report and Accounts. Underlying is defined by Cadbury to mean adjusted for restructuring costs, non-trading items, amortisation and impairment of acquisition intangibles, derivative accounting and any associated tax effect; and

(ii)	the Offer value per Cadbury Share based on the cash value of 300 pence and 0.2589 New Kraft Foods Shares offered per Cadbury Share, the Kraft Foods closing price of USD 26.78 and the exchange rate of 1.6609 USD / GBP (as quoted by the NYSE and WM / Reuters on 6 November 2009, the last Business Day preceding this announcement).

(k)	The stated Offer enterprise value to underlying EBITDA multiple of 13.9 times is based on:

(i)	underlying EBITDA calculated from underlying operating profit of GBP 638 million as given in the Cadbury Annual Report and Accounts, adjusted for depreciation of property, plant and equipment (GBP 161 million) and amortisation of software intangibles (GBP 31 million). Underlying is defined by Cadbury to mean adjusted for restructuring costs, non-trading items, amortisation and impairment of acquisition intangibles, derivative accounting and any associated tax effect; and

(ii)	an estimated enterprise value of GBP 11.6 billion, based on the sum of Cadbury’s net debt (excluding hedging instruments) of GBP 1,763 million minus adjustments of GBP 26 million for investment in associates, other investments and minority interests as at 30 June 2009 and an Offer value of GBP 9.8 billion (as justified by (d), (h) and (i) above).

(l)	The stated price to earnings ratios of the Dow Jones Industrial Average and the FTSE 100 Index are adjusted historic price earnings multiples sourced from Datastream as at 16 December 2002 (the last Business Day before the announcement of the acquisition of Adams by Cadbury) and 6 November 2009 (the last Business Day before this announcement).

(m)	The maximum issuance of New Kraft Foods Shares and their value as a percentage of the enlarged issued share capital is based on:

(i)	1,425,934,044 Cadbury Shares in issue and to be issued as in (e) above;

(ii)	the number of New Kraft Foods Shares offered for each Cadbury Share (0.2589) as outlined in the basic terms of the Offer resulting in 369,174,324 Kraft Foods Shares in total being issued to Cadbury Shareholders;

(iii)	1,476,058,190 Kraft Foods Shares in issue as announced by Kraft Foods on 6 November 2009 for the purpose of Rule 2.10 of the Takeover Code; and

(iv)	the enlarged issued share capital of 1,845,232,514 Kraft Foods Shares (which is the sum of (m)(ii) and (m)(iii) above).

APPENDIX III: SUMMARY OF NEW KRAFT FOODS CREDIT FACILITY

On 9 November 2009, Kraft Foods entered into a new credit agreement for a senior unsecured term loan facility with the lenders listed below, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. as joint bookrunners and Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch as co-administrative agents. The credit agreement provides for borrowings by Kraft Foods and certain subsidiaries that may be designated by Kraft Foods in an aggregate principal amount of up to GBP 5.5 billion.

Kraft Foods expects to use borrowings under the credit agreement to refinance certain indebtedness of Cadbury and its subsidiaries and to finance the Offer, to the extent that the cash consideration under the Offer is not funded from Kraft Foods’ own resources and/or alternative funding sources. Borrowings under the credit agreement are also available for general corporate purposes of Kraft Foods and its subsidiaries.

Under the credit agreement, Kraft Foods guarantees the obligations of any subsidiary borrower. Borrowings under the facility will bear interest at a variable annual rate based on (i) LIBOR for borrowings in pounds sterling, (ii) LIBOR or base rate, at the election of Kraft Foods, for borrowings in USD and (iii) EURIBOR for borrowings in euros, plus in each case an applicable margin based on the credit rating at that time for the long-term senior unsecured indebtedness of Kraft Foods.

The credit agreement requires the maintenance of a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than USD 23 billion, which minimum level would be increased, in the event of completion of the Offer, by 75 per cent. of any increase in such total shareholders’ equity as a direct result of the issuance by Kraft Foods of equity securities to finance the acquisition of Cadbury or to refinance certain indebtedness. In addition, in the event that the long-term senior unsecured indebtedness of Kraft Foods is rated below investment grade, the credit agreement requires Kraft Foods to maintain a leverage ratio of not more than 4.25 to 1.00. The credit agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and/or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions.

The banks participating in the new credit facility are: Citibank, N.A., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG, London Branch, HSBC Bank USA, National Association, Barclays Bank plc, Banco Bilbao Vizcaya Argentaria, BNP Paribas, Credit Suisse AG, Cayman Islands Branch, The Royal Bank of Scotland plc and Société Générale.

APPENDIX IV: DEFINITIONS

In this announcement, the following definitions apply unless the context requires otherwise:

1985 Act	the Companies Act 1985 of the United Kingdom, as amended from time to time

2006 Act	the Companies Act 2006 of the United Kingdom, as amended from time to time

Adams	the Adams confectionery business of Pfizer Inc., acquired by Cadbury

associated undertaking	shall be construed in accordance with paragraph 19 of Schedule 6 to The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) but for this purpose ignoring paragraph 19(l)(b) of Schedule 6 to those regulations)

Authorisations	authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions or approvals

Business Day	any day on which banks are generally open in London for the transaction of general banking business, other than Saturday or Sunday or a public holiday

Cadbury	Cadbury plc, incorporated under the 1985 Act with registered number 06497379

Cadbury ADSs	American depositary shares in respect of and each representing four Cadbury Shares, represented by American depositary receipts

Cadbury Annual Report and Accounts	Cadbury’s annual report and accounts for the year ended 31 December 2008

Cadbury Group	Cadbury and its subsidiary undertakings and, where the context permits, each of them

Cadbury Share Schemes	Cadbury Schweppes Savings-Related Share Option Scheme 1982, Cadbury plc 2008 Savings-Related Share Option Scheme, Cadbury

Schweppes Share Option Plan 1994, Cadbury Schweppes Share Option Plan 2004, Cadbury Schweppes (New Issue) Share Option Plan 2004, Cadbury Schweppes Irish Savings Related Share Option Scheme, Cadbury plc 2008 Irish Savings-Related Share Option Scheme, Cadbury Schweppes Irish AVC Savings-Related Share Option Scheme, Cadbury plc 2008 Irish AVC Savings-Related Share Option Scheme, Cadbury Schweppes International Savings-Related Share Option Scheme 1998, Cadbury plc 2008 International Savings-Related Share Option Scheme, Cadbury Schweppes plc US Employees Share Option Plan 2005, Cadbury plc 2008 US Employees Share Option Plan, Cadbury Schweppes plc Americas Employee Share Option Plan 2005, Cadbury plc 2008 Americas Employee Share Option Plan, Cadbury Schweppes Long Term Incentive Plans 1997 and 2004, Cadbury Schweppes Bonus Share Retention Plan 2004, Cadbury Schweppes International Share Award Plan, Cadbury plc 2008 Bonus Share Retention Plan, Cadbury plc 2008 Long Term Incentive Plan, Cadbury plc 2008 International Share Award Plan and Cadbury plc 2008 Share Option Plan

Cadbury Shareholders	holders of Cadbury Shares (including where appropriate, holders of Cadbury ADSs)

Cadbury Shares	the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 10 pence each in the capital of Cadbury (including those represented by Cadbury ADSs) and any further such shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) before the Offer closes (or before such earlier time as Kraft Foods may, subject to the Takeover Code, decide), but excluding in both cases any such shares held or which become held in treasury

Combined Group	the Cadbury Group and the Kraft Foods Group, following completion of the Offer

Competition Commission	the body responsible for investigating mergers, market shares and conditions and the regulation of firms under United Kingdom competition law created by the Competition Act of 1998

Conditions	the conditions of the Offer set out in Appendix I and “Condition” means any one of them

Financial Services Authority	the UK Financial Services Authority

Form of Acceptance	the form of acceptance, authority and election or any other document for use in connection with accepting the Offer

Initial Offer Period	the period during which the Offer remains conditional, which commences on the date of the Offer Document and expires on the earlier of the Offer lapsing or becoming or being declared wholly unconditional in accordance with its terms

Intellectual Property	all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including: (i) patents (including patentable inventions), trademarks, registered and unregistered designs, copyrights (including copyright in computer software) and database rights: (ii) goodwill and rights in respect of domain names, unique marketing codes, trade, business and company names, colour combinations, logos, slogans, get-up, trade dress, packaging and marketing materials; and (iii) confidential information, trade secrets and know-how

International Financial Reporting Standards	the international financial reporting standards set by the International Accounting Standards Board

Kraft Foods	Kraft Foods Inc., incorporated in the Commonwealth of Virginia

Kraft Foods Group	Kraft Foods and its subsidiary undertakings and, where the context permits, each of them

Kraft Foods Shareholders	holders of Kraft Foods Shares

Kraft Foods Shares	shares of class A common stock of no par value in the capital of Kraft Foods

London Stock Exchange	London Stock Exchange plc or its successor

Mix and Match Facility	the mix and match facility under which it is proposed that Cadbury Shareholders would be able to elect, subject to availability and offsetting elections, to vary the proportion of New Kraft Foods Shares and cash consideration they will receive pursuant to the Offer

New Kraft Foods Shares	the new Kraft Foods Shares proposed to be issued credited as fully paid in connection with the Offer

NYSE	the New York Stock Exchange

Offer	the offer to be made by Kraft Foods to acquire all the Cadbury Shares (including any offer to acquire Cadbury ADSs) on the terms and conditions to be set out in the Offer Document and the Form of Acceptance (and, where the context so requires, any subsequent revision, variation, extension or renewal of such offer, including any election or alternative available in connection with it)

Offer Document	the document(s) containing the terms and conditions of the Offer to be sent to Cadbury Shareholders and/or holders of Cadbury ADSs in due course

Official List	the Official List of the Financial Services Authority

Panel	The Panel on Takeovers and Mergers

pounds sterling or GBP	UK pounds sterling (and references to “pence” shall be construed accordingly)

Profit Forecast	the statements by Kraft Foods made in its Q3 earnings release on 3 November 2009 in respect of the diluted earnings per share and discretionary cash flow of Kraft Foods and its consolidated subsidiaries for the year ending 31 December 2009

Prospectus	the prospectus relating to Kraft Foods to be published in respect of New Kraft Foods Shares to be offered in connection with the Offer

Registration Statement	the Registration Statement on Form S-4 relating to New Kraft Foods Shares to be issued in connection with the Offer and to be filed by Kraft Foods with the SEC under the US Securities Act

Regulation	Council Regulation (EC) 139/2004

Regulatory Information Service	any information service authorised from time to time by the Financial Services Authority for the purpose of disseminating regulatory announcements

relevant securities	has the meaning given to it in the Takeover Code

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Cadbury Shareholders in that jurisdiction

SEC	the US Securities and Exchange Commission

Takeover Code	the UK City Code on Takeovers and Mergers

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

US, or United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

US Exchange Act	the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

US Securities Act	the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

USD	US dollars (and references to “cent” shall be construed accordingly)

Wider Cadbury Group	the Cadbury Group and associated undertakings and any other body corporate, partnership, joint venture or person in which Cadbury and all such undertakings (aggregating their interests) have an interest of more than 20 per cent, of the voting or equity capital or the equivalent

Wider Kraft Foods Group	the Kraft Foods Group and associated undertakings and any other body corporate, partnership, joint venture or person in which Kraft Foods and all such undertakings (aggregating their interests) have an interest of more than 20 per cent, of the voting or equity capital or the equivalent

All times referred to are London time unless otherwise stated.